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                                                                     EXHIBIT 4.2

                          CAREMARK INTERNATIONAL INC.
                        401 CARE RETIREMENT SAVINGS PLAN
                       (EFFECTIVE AS OF OCTOBER 1, 1993)


                                   SECTION 1

                                    GENERAL


         1.1. HISTORY, PURPOSE AND EFFECTIVE DATE. Effective as of November 30, 1992, Caremark International Inc., a Delaware corporation (the "Company"), adopted Baxter International Inc. and Subsidiaries Incentive Investment Plan (the "Baxter Plan") for the benefit of its eligible employees and the eligible employees of its subsidiaries. Effective as of October 1, 1993, the "Effective Date" as set forth herein, the Baxter Plan has been amended, restated and continued in the form of the Baxter Plan and Caremark International Inc. 401 CARE Retirement Savings Plan (the "Plan"). The following provisions constitute an amendment, restatement and continuation of the Baxter Plan in the form of the Plan as of the Effective Date. The Plan is intended to qualify as a profit-sharing plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and as a qualified cash or deferred arrangement under section 401(k) of the Code. The Plan is intended to constitute a single plan for purposes of section 414(l) of the Code.

         1.2. RELATED COMPANIES AND EMPLOYERS. The term "Related Company" means any corporation or trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and
(c), respectively, of the Code, a member of an affiliated service group as described in section 414(m) of the Code or is otherwise treated as a single employer with the Company pursuant to section 414(o) of the Code. The Company and each Related Company, which, with the Company's consent, adopts the Plan are referred to below collectively as the "Employers" and individually as an "Employer".

         1.3. TRUST AGREEMENT, PLAN ADMINISTRATION. All contributions made under the Plan will continue to be held, managed and controlled by one or more trustees (the "Trustee") acting under a trust which forms a part of the Plan. The terms of the trust as in effect on the Effective Date are set forth in a Trust Agreement known as Caremark International Inc. Master Trust (the "Trust"). The authority to control and manage the operation and administration of the Plan is vested in a Committee as described in subsection 12.1. The members of the Committee shall be "named fiduciaries", as described in section 402 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to their authority under the Plan. Except as otherwise expressly provided in paragraph 12.1(f), the Company shall be the Administrator of the Plan and shall have the rights, duties and obligations of an "administrator" as that term is defined in section 3(16)(A) of ERISA and of a "plan administrator" as that term is defined in section 414(g) of the Code.

         1.4.    PLAN YEAR. The term "Plan Year" means the calendar year.
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         1.5.    APPLICABLE LAWS. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

         1.6. GENDER AND NUMBER. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

         1.7. NOTICES. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company at its principal executive offices or otherwise provided to the Committee (or its designee) in such form as it may from time to time determine. Any notice required under the Plan may be waived by the person entitled to notice.

         1.8. FORM AND TIME OF ELECTIONS. Unless otherwise specified herein, each election permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing or such other form determined by the Committee and shall be filed with the Committee or such other person or entity designated by the Committee at such times and in such form as the Committee shall require.

         1.9. EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

         1.10. ACTION BY EMPLOYERS. Any action required or permitted to be taken by any Employer that is a corporation shall be by resolution of its Board of Directors, or by a duly authorized officer of the Employer. Any action required or permitted to be taken by any Employer that is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.

         1.11. NO REVERSION TO EMPLOYERS. No part of the corpus or income of the Trust shall revert to any Employer or be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan, except as specifically provided in the Trust Agreement.

         1.12. PLAN SUPPLEMENTS. The provisions of the Plan as applied to any Employer or any group of employees of any Employer may, with the consent of the Company, be modified or supplemented from time to time by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement's effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.





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                                   SECTION 2

                             PARTICIPATION IN PLAN


         2.1. ELIGIBILITY FOR PARTICIPATION. Subject to the terms and conditions of the Plan, each employee of an Employer will become a "Participant" in the Plan on the first day of the calendar month coincident with or next following the Effective Date on which he meets the following requirements:

                 (a) he has completed one Year of Service (as defined in subsection 3.1);

                 (b) is not a member of a collective bargaining unit as to which retirement benefits have been the subject of good faith bargaining unless the Plan has been extended to the collective bargaining unit under a currently effective collective bargaining agreement; and

                 (c) he is not an Excluded Employee (as defined in subsection 2.5).

Subject to the terms and conditions of the Plan, other than the provisions of paragraph (a) next above:

                 (1) each individual who, immediately prior to the Effective Date, was an employee of an Employer and was a participant in the Baxter Plan shall become a "Participant" as of the Effective Date; and

                 (2) each individual who becomes an employee of an Employer after the Effective Date and prior to January 1, 1994 and who, immediately prior thereto, was employed by Baxter International Inc. ("Baxter") or any of its affiliates and was a participant in the Baxter Plan shall become a "Participant" as of the first day of the calendar month coincident with or next following the date on which he satisfies the requirements of paragraphs (b) and (c) next above.

Individuals who become Participants pursuant to paragraphs (1) or (2) next above shall be referred to for certain purposes herein as "Transferred Participants".

         2.2. INACTIVE PARTICIPATION. Once an eligible employee becomes a Participant in the Plan, he will remain a Participant as long as he continues to have an Account balance under the Plan for all purposes of the Plan except as follows:

                 (a) after his Termination Date (as defined in subsection 9.3), he shall not be considered a Participant for purposes of the contribution provisions of Sec-





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         tions 4 and 5 and the loan and withdrawal provisions of section 10
         (except as otherwise specifically provided therein); and

                 (b)      his Accounts shall not be adjusted in accordance with
         Section 7 for periods after his Distribution Date (as defined in paragraph 11.1(c)) if distribution is made in any form other than a series of installments as permitted pursuant to subsection 11.1.

         2.3. PLAN NOT CONTRACT OF EMPLOYMENT. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee or Participant the right to be retained in the employ of any Employer. The Plan does not give any employee or Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

         2.4.    LEASED EMPLOYEES. If a person satisfies the requirements of section 414(n) of the Code and applicable Treasury regulations for treatment as a "Leased Employee", such Leased Employee shall not be eligible to participate in this Plan or in any other plan maintained by an Employer or Related Company which is qualified under section 401(a) of the Code; provided, however that, to the extent required by section 414(n) of the Code and applicable Treasury regulations, such person shall be treated as if the services performed by him in such capacity were performed by him as an employee of a Related Company which has not adopted the Plan; and provided further that no such service shall be credited:

                 (a) for any period during which not more than 20% of the workforce of the Employers and the Related Companies that is not Highly Compensated (as defined in subsection 8.12) consists of Leased Employees and the Leased Employee is a participant in a money purchase pension plan maintained by the leasing organization which (i) provides for a nonintegrated employer contribution of at least 10% of compensation, (ii) provides for full and immediate vesting, and (iii) covers all employees of the leasing organization (beginning with the date they become employees), other than those employees excluded under section 414(n)(5) of the Code; or

                 (b) for any other period unless the Leased Employee provides satisfactory evidence to the Employer or Related Company that he meets all of the conditions of this subsection 2.4 and applicable law required for treatment as a Leased Employee.

         2.5. EXCLUDED EMPLOYEE. For purposes of this Section 2, the term "Excluded Employee" means:

                 (a) an employee of an Employer who is employed in an Excluded Division (as indicated in Exhibit A hereto);





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                 (b)      an employee of an Employer who is not a United States
         citizen and who is employed at an Employer's facility in the United States or one of its possessions solely on the understanding that such United States employment is temporary for purposes of training or familiarization with such facility or with such Employer's operations or practices;

                 (c) an employee of an Employer who is not employed at an Employer's facilities within the United States or its possessions; provided, however, that an employee of an Employer who is a citizen of the United States and who is employed at an Employer's facilities outside of the United States or its possessions shall not be considered an Excluded Employee if the Committee determines that the requirements of section 404(a), 406 and 407 of the Code are satisfied with respect to the employee and that participation in the Plan by such employee would not adversely affect the qualified status of the Plan under section 401(a) of the Code; or

                 (d) an employee of an Employer who is a member of a group to which the Plan has not been extended or who is otherwise designated as an Excluded Employee by an Employer (as indicated in Exhibit B hereto).


                                   SECTION 3

                                    SERVICE


         3.1. YEAR OF SERVICE. The term "Year of Service" means with respect to any employee or Participant:

                 (a) for purposes of subsection 2.1 of the Plan, the 12-consecutive-month period commencing on the date on which the employee first completes an Hour of Service and each 12-consecutive-month period commencing on each anniversary thereof, if he completes at least 1,000 Hours of Service (as defined in subsection 3.2) during any such 12 month period; and

                 (b) for all other purposes of the Plan, any Plan Year during which he completes at least 1,000 Hours of Service.

Each Transferred Participant shall be credited with Years of Service as of the Effective Date (or, if later, the date on which he becomes a Participant) equal to the Years of Service credited to him immediately prior to the Effective Date (or, if later, the date on which he becomes a Participant) in accordance with the terms of the Baxter Plan as in effect immediately prior to the Effective Date (or, if later, the date on which he becomes a Participant).





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         3.2.    HOUR OF SERVICE. The term "Hour of Service" means with respect to any employee, each hour for which he is paid or entitled to payment for the performance of duties for an Employer or a Related Company or for which back pay, irrespective of mitigation of damages has been awarded to the employee or agreed to by an Employer or a Related Company, subject to the following:

                 (a) An employee shall be credited with the number of regularly scheduled working hours included in the time period on the basis of which payment to the employee is calculated for any period during which he performs no duties for an Employer or a Related Company (irrespective of whether the employment relationship has terminated) by reason of a vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence but for which he is directly or indirectly paid or entitled to payment by an Employer or a Related Company; provided, however, that an employee who is receiving severance payments from an Employer or a Related Company on account of the employees termination of employment shall be credited with the number of regularly scheduled working hours in a six month period, regardless of the actual period for which or during which severance payments are made to such employee; and provided further that an employee shall not be credited with more than 501 Hours of Service under this paragraph (a) for any single continuous period during which he performs no duties for an Employer or Related Company. Payment considered for purposes of the foregoing sentence shall include payments unrelated to the length of the period during which no duties are performed but shall not include payments made solely as reimbursement for medically-related expenses or solely for the purpose of complying with applicable workers' compensation, unemployment compensation or disability insurance laws.

                 (b) To the extent not credited in accordance with the foregoing provisions of this subsection 3.2, an employee shall be credited with the number of regularly scheduled working hours included in the time period on the basis of which payment to the employee is calculated for any period during which he performs no duties for an Employer or a Related Company by reason of voluntary or involuntary military service in the armed forces of the United States, but not exceeding the period required under law and pertaining to veterans' reemployment rights; provided, however, that if the employee fails to report to work with an Employer or Related Company at the end of such absence during which he has reemployment rights under the law, the Employee shall not receive credit for hours on such leave pursuant to this paragraph (b).

                 (c) To the extent not credited in accordance with the foregoing provisions of this subsection 3.2, an employee shall be credited with the number of regularly scheduled working hours included in the time period (not to exceed six months) on the basis of which payment to the employee is calculated for any period during which he performs no duties for an Employer or a Related





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         Company by reason of a family leave or disability leave approved by his
         Employer.

Subject to the foregoing provisions of this subsection 3.2, as of the first day any calendar month during which an employee is required to be credited with at least one Hour of Service, he shall be credited with 190 Hours of Service for such month.

         3.3. ONE YEAR BREAK IN SERVICE. The term "One Year Break in Service" means, with respect to any employee or Participant, any Plan Year during which he completes fewer than 501 Hours of Service; provided, however, that in no event shall an employee or Participant incur a One Year Break in Service for any Plan Year if (a) he is employed by an Employer or Related Company as of the last day of that Plan Year; (b) it is the Plan Year in which he commences a Maternity or Paternity Absence (as defined below); or (c) it is the Plan Year immediately following the Plan Year in which he commences a Maternity or Paternity Absence. A "Maternity or Paternity Absence" means any period during which the employee is absent from active employment with an Employer or Related Company by reason of the employee's pregnancy, the birth of a child of the employee or the placement of a child with the employee in connection with the employee's adoption of such child, and, in each case, the care of such child immediately after its birth or placement.


                                   SECTION 4

                     BEFORE-TAX AND ROLLOVER CONTRIBUTIONS


         4.1. BEFORE-TAX CONTRIBUTIONS. Subject to the terms and conditions of the Plan, the limitations set forth in Section 8 and such additional rules as the Committee may establish on a uniform and nondiscriminatory basis, for any payroll period a Participant may elect to have his salary or wages reduced and a corresponding amount contributed on his behalf to the Plan by his Employer as a "Before-Tax Contribution", which amount shall not be less than 1% nor more than 12% (in whole percentages) of his Eligible Compensation (as defined in subsection 4.5) for that payroll period.

         4.2. PAYMENT OF BEFORE-TAX CONTRIBUTIONS. Before-Tax Contributions shall be paid to the Trustee by an Employer on the earliest date on which such contributions can reasonably be segregated from the Employer's general assets, but not later than 90 days after the date on which such amounts would otherwise have been payable to the Participant.

         4.3. VARIATION, DISCONTINUANCE AND RESUMPTION OF BEFORE-TAX CONTRIBUTIONS. Subject to such rules and restrictions as the Committee may establish on a uniform and nondiscriminatory basis, effective as of the first day of a payroll period (and not more frequently than once during any calendar month) a Participant may elect to change his Before-Tax Contribution rate





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(but not retroactively) within the limits specified in subsection 4.1, to discontinue having Before-Tax Contributions made for him or to have them resumed.

         4.4. ROLLOVER CONTRIBUTIONS. A Participant or an employee who otherwise meets the requirements of subsection 2.1 other than paragraph (a) thereof may, with the consent of the Committee, make a Rollover Contribution (as defined below) to the Trustee of the Plan. The term "Rollover Contribution" means:

                 (a) a cash contribution to the Plan by the Participant or employee of amounts distributed from a qualified plan described in section 401(a) of the Code (or distributed from an individual retirement account and constituting a "rollover contribution" as described in section 408(d)(3) of the Code) and made within 60 days of receipt of such amount; or

                 (b) a cash payment made to the Plan by another qualified plan described in section 401(a) of the Code as a direct rollover (as contemplated by section 401(a)(31) of the Code) on behalf of and at the direction of the Participant or employee, provided such distributed or directly rolled over amounts are permitted to be rolled over to a qualified plan under the applicable provisions of the Code as then in effect. The Committee may request from the Participant or employee such documents as it considers necessary or desirable to establish that the rollover contribution satisfies the foregoing requirements. If an employee who is not otherwise a Participant makes a Rollover Contribution to the Plan, he shall be treated as a Participant only with respect to his Rollover Contribution Account (as defined in subsection 7.1) until he has met all of the requirements for Plan participation set forth in subsection 2.1. The portion of a Participant's interest under the Plan which is attributable to his Rollover Contributions shall be fully vested and nonforfeitable at all times.

         4.5.    ELIGIBLE COMPENSATION. For purposes of this Section 4 and
Section 5, a Participant's "Eligible Compensation" means:

                 (a) the employee's or Participant's earnings which are reported as taxable income on the employee's or Participant's Form W-2 for the portion of the Plan Year during which he is eligible to participate in the Plan,

                                      PLUS

                 (b) any amount which is contributed by an Employer for the Plan Year while the Participant is eligible to participate in the Plan pursuant to a salary reduction agreement and which is not includable in the gross income of the Participant under section 125 or 402(e)(3) of the Code,





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                                   REDUCED BY

                 (c) any amounts reported on the employee's Form W-2 for the portion of the Plan Year during which he is eligible to participate in the Plan as imputed income arising from the Employer's moving expense reimbursement policies, the Employer's life insurance plans or the Employer's other fringe benefit plans, amounts paid to replace benefits not provided under any qualified retirement plan due to the contribution or benefit limitations or nondiscrimination requirements of the Code and the following amounts, paid, accrued or ________: flex credits and flex cash (other than amounts included pursuant to paragraph (b)), long term disability pay, employee referral awards, invention fees and awards, cash or non-cash prizes or awards, executive perquisite allowances, technical achievement awards, tax equalization payments to expatriates, relocation expense reimbursements, travel allowances, automobile allowances, promotional awards, mortgage differential payments, Christmas gifts, attendance awards, pay for unused sick time, discretionary awards, hiring bonuses, contest pay, tuition reimbursements, business expense reimbursements, retention bonuses, income from the sale of stock, incentives from the exercise of stock options, stock appreciation rights, restricted stock rights, interest earnings on deferred compensation and deferred bonuses.

Notwithstanding the foregoing, only 85 percent of the amount that would otherwise be considered Eligible Compensation for purposes of the Plan shall be considered Eligible Compensation with respect to any employee or Participant who is a commissioned sales representative who is not reimbursed for expenses.

         4.6. LIMITATION ON AMOUNT OF COMPENSATION TAKEN INTO ACCOUNT FOR ANY PLAN YEAR. Notwithstanding any other provision of the Plan to the contrary, the amount of Eligible Compensation that may be taken into consideration for any Plan Year shall not exceed $200,000 or such other amount as may be permitted for any such year under section 401(a)(17) of the Code, taking into account for purposes of such limitation any proration required in situations where "family members" (as defined in sections 401(a)(17) and 414(g)(6) of the Code) and their Eligible Compensation must be aggregated, or where Eligible Compensation is computed with respect to a period of less than a full year (other than on account of mid-year commencement or cessation of active participation in the Plan).

         4.7. TRANSFERRED EMPLOYEES. Subject to the limitations of the Plan, in the event that a Participant is transferred from an Employer to a Related Company that is not an Employer, the Participant shall not be permitted to make Before-Tax Contributions for periods thereafter unless and until he is again employed by an Employer (through a transfer or otherwise) or the Related Company becomes an Employer.





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                                   SECTION 5

                             EMPLOYER CONTRIBUTIONS


         5.1. EMPLOYER MATCHING CONTRIBUTIONS. Subject to the terms and conditions of the Plan and the limitations of Section 8, for each payroll period, each Employer shall make an "Employer Matching Contribution" to the Plan on behalf of each Participant for whom Before-Tax Contributions under the Plan were made for that payroll period in an amount which is equal to 100% of the Before-Tax Contributions made by that Employer on behalf of the Participant for that payroll period that do not exceed 3% of such Participant's Eligible compensation for that payroll period.

         5.2. LIMITATIONS ON AMOUNT OF CONTRIBUTIONS. In no event shall the sum of any Before-Tax Contributions and Employer Matching Contributions made by an Employer for any Plan Year exceed the limitations imposed by section 404 of the Code on the maximum amount deductible on account thereof by the Employer for that year.

         5.3. PAYMENT OF EMPLOYER MATCHING CONTRIBUTIONS. Each Employer's Employer Matching Contributions under the Plan for any Plan Year shall be paid to the Trustee, without interest, no later than the time prescribed by law for filing the Employer's federal income tax return, including any extensions thereof.

         5.4. VERIFICATION OF CONTRIBUTIONS. If, for any reason, it becomes necessary to verify the correctness of any amounts or calculations relating to any Employer's contributions under the Plan for any period, the certificate of a qualified public accountant selected by the Company with respect thereto shall be conclusive on all persons.

         5.5. FORFEITURE OF EMPLOYER MATCHING CONTRIBUTIONS. Notwithstanding any other provision of the Plan, any unvested portion of an Employer Matching Contribution attributable to Before-Tax Contributions that are distributed as excess deferrals or excess contributions in accordance with subsections 8.6 or
8.8 shall be forfeited and applied in accordance with subsection 11.9.


                                   SECTION 6

                          INVESTMENT OF THE TRUST FUND


         6.1. INVESTMENT FUNDS. One or more "Investment Funds" may be established under the Trust from time to time for the investment of Participants' Accounts (as defined in subsection 7.1). As of the Effective Date, the Investment Funds are as follows:





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                 (a)      a "Fixed Income Fund" which shall be invested and
         reinvested primarily in high quality investment contracts and other short to medium stable fixed income securities;

                 (b) a "Balanced Fund" which shall be invested and reinvested primarily in stocks, bonds and cash-like securities;

                 (c) an "S&P 500 Index Fund" which shall be invested and reinvested primarily in stocks of large U.S. Companies;

                 (d) a "Company Stock Fund" which shall consist of the following two subfunds:

                      (i) the "Caremark Stock Fund" which shall be invested and reinvested primarily in common stock of the Company purchased by the Trustee in the open market or by private purchase from the Company or others at the fair market value at the time of purchase as determined by the Trustee; and

                      (i) the "Baxter Stock Fund" which shall be invested primarily in common stock of Baxter; provided, however, that no amounts may remain invested in the fund after December 31, 1994;

                 (e) a "Capital Growth Fund" which shall be invested and reinvested primarily in stocks of mid-size U.S. companies; and

                 (f) a "Loan Fund" which shall consist only of promissory notes evidencing loans to Participants in accordance with subsection 10.1.

Unless a Participant elects otherwise in accordance with subsection 6.3, the portion of a Participant's Accounts that were invested in the Investment Funds available under the Plan immediately prior to the Effective Date shall be invested as follows as of the Effective Date:

                 (1) amounts invested in the Investment Protection Fund shall be invested in the Fixed Income Fund;

                 (2) amounts invested in the Composite Fund shall be invested in the Balanced Fund;

                 (3) amounts invested in the General Equity Fund shall be invested in the S&P 500 Index Fund;

                 (4) amounts invested in the Company Stock Fund shall be invested in the appropriate subfund under the Company Stock Fund; and





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                 (5)      amounts invested in promissory notes shall be
         invested in the Loan Fund.

         6.2. INVESTMENT FUND ACCOUNTING. The Committee shall maintain or cause to be maintained separate subaccounts for each Participant in each of the Investment Funds to separately reflect his interests in each such Investment Fund and the portion thereof that is attributable to each of his Accounts.

         6.3. INVESTMENT FUND ELECTIONS. At the time that a Participant enrolls in the Plan and effective as of the first day of any payroll period thereafter (but not retroactively and no more frequently than once during any calendar month), each Participant may, subject to such rules and restrictions as the committee may establish on a uniform and nondiscriminatory basis, specify the percentage, in multiples of 5%, of Before-Tax Contributions and Rollover Contributions thereafter made on his behalf that are to be invested in each of the Investment Funds (other than the Loan Fund and the Baxter Stock
Fund). Employer Matching Contributions attributable to any Before-Tax Contributions shall be invested in the same manner as the Before-Tax Contributions to which they relate. During any period in which no Participant direction is on file with the Committee, contributions made on behalf of a Participant shall be invested in the Fixed Income Fund. Notwithstanding the foregoing provisions of this subsection 6.3, a Participant may not elect to invest any amounts in the Caremark Stock Fund prior to December 1, 1993.

         6.4. TRANSFERS BETWEEN INVESTMENT FUNDS. As of any date (but not retroactively and no more frequently than once during any calendar month), a Participant may elect to transfer, in multiples of 5% (25% with respect to the Baxter Stock Fund), the value of his Accounts held in any Investment Fund (other than the Loan Fund) to any other Investment Fund (other than the Loan Fund or the Baxter Stock Fund) then made available to such Participant; provided, however, that a Participant may not elect to transfer any amounts to the Caremark Stock Fund prior to December 1, 1993.

         6.5. SPECIAL RULE FOR BAXTER STOCK FUND. To the extent that amounts remain invested in the Baxter Stock Fund on December 31, 1994, such amounts shall be transferred to the other Investment Funds in the proportion in which the Participant's Accounts are then invested and shall thereafter be subject to investment at the direction of the Participant in accordance with the provisions of this section 6.

         6.6. TEMPORARY INVESTMENT. Notwithstanding the foregoing provisions of this Section 6, contributions, Account balances, and earnings thereon may be temporarily invested in one or more short-term investment vehicles as established under the Trust for the purpose of facilitating the making of contributions, Investment Fund elections, and Investment Fund transfers.

         6.7. LIABILITY OF TRUSTEE, COMMITTEE AND EMPLOYERS. None of the Trustee, the Committee or the Employers are liable or responsible for any loss resulting to an Account by reason of any investment or reinvestment at the direction of a Participant; and the Trustee is





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relieved of any duty to review, from time to time, any investment made at the direction of a Participant.


                                   SECTION 7

                                PLAN ACCOUNTING


         7.1. PARTICIPANTS' ACCOUNTS. The Committee shall maintain or cause to be maintained the following "Accounts" (and any necessary subaccounts thereunder) in the name of each Participant:

                 (a) a "Before-Tax Account", which shall reflect Before-Tax Contributions, if any, made on his behalf under the Plan and the balance in his Basic Before-Tax Account and Supplemental Before-Tax Account under the Plan as of the Effective Date, and the income, losses, appreciation and depreciation attributable thereto;

                 (b) an "Employer Matching Account", which shall reflect Employer Matching Contributions, if any, made on his behalf under the Plan, and the income, losses, appreciation and depreciation attributable thereto;

                 (c) a "Rollover Account", which shall reflect Rollover Contributions, if any, made by him under the Plan, and the income, losses, appreciation and depreciation attributable thereto; and

                 (d) with respect to each Transferred Participant, to the extent applicable:

                      (i) a "Profit Sharing Account", which shall reflect the balance in his Profit Sharing Account as of the Effective Date, and the income, losses, appreciation and depreciation attributable thereto; and

                      (ii) a "Supplemental After-Tax Account", which shall reflect the balance in his Supplemental After-Tax Account, Pre-1983 Mandatory Contribution Account and his Pre-1983 Voluntary Contribution Account as of the Effective Date, and the income, losses, appreciation and depreciation attributable thereto.

Reference to a Participant's "Accounts" means his Before-Tax Account, Employer Matching Account, Rollover Account and, to the extent applicable, his Profit Sharing Account and Supplemental After-Tax Account. Reference to the "balance" in any Account as of any date means the sum of the cash balance and the value (as described in subsection 7.3) of each type of property held in that Account on that date. The Accounts and subaccounts provided for in this subsection 7.1 shall be for accounting purposes only, and there shall be no segregation of assets.

         7.2. ADJUSTMENT FOR INVESTMENT EXPERIENCE. Amounts credited to a Participant's Accounts shall share in earnings and losses for the period commencing on the date they are transferred to the Trustee, without regard to the date as of which they are credited to the Participant's Accounts.

         7.3. VALUATION. For purposes of the Plan, the value of any property held under or distributed from the Plan as of any date shall be the fair market value (as determined by the Trustee) of the property on that date, or as of the most recent prior date on which it was valued by the Trustee. The Trustee shall value property held under the Plan in accordance with rules established by them provided that all property under the Plan on the last day of each Plan Year shall be valued by the Trustee as of that date.

         7.4. ALLOCATION AND CREDITING OF CONTRIBUTIONS. Subject to the provisions of Section 8, Before-Tax Contributions, Employer Matching Contributions and Rollover Contributions on behalf of a Participant for any period shall be credited to that Participant's appropriate Accounts as of the last day of the payroll period during which such contributions were made. For purposes of this Section 7, all Employer contributions for any Plan Year which are made after the close of the Plan Year will be considered to have been made on the last day of that Plan Year regardless of when paid to the Trustee.

         7.5. STATEMENT OF PLAN INTEREST. As soon as practicable after the last day of each Plan Year, and at such other times as the Committee may deem appropriate, the Committee shall provide each Participant with a statement reflecting the balances of his Accounts.


                                   SECTION 8

                          LIMITATIONS ON COMPENSATION,
                         CONTRIBUTIONS AND ALLOCATIONS


         8.1. REDUCTION OF CONTRIBUTION RATES. To conform the operation of the Plan to sections 401(a)(4), 401(k)(3), 401(m)(2), 402(g) and 415(c) of the
Code, the Committee may unilaterally modify or revoke any Before-Tax Contribution election made by a Participant pursuant to subsection 4.1 or may reduce (to zero if necessary) the level of Employer Matching Contributions to be made on behalf of any Highly Compensated Participant pursuant to subsection 5.1.

         8.2. COMPENSATION FOR LIMITATION/TESTING PURPOSES. "Compensation" for purposes of this Section 8 shall mean:

                 (a) the Participant's wages (as defined in section 3401(a) of the Code for purposes of income tax withholding at the source, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); plus

                 (b) any elective contributions made on the Participant's behalf for the year under the Plan or any plan maintained by an Employer or Related Company which are excludable from the Participant's gross income by reason of section 125 or 402(e)(3) of the Code, up to a maximum amount for the Plan Year of $200,000 or such other amount as may be permitted for any such year under section 401(a)(17) of the Code, taking into account for purposes of such limitation any proration required in situations where "family members" (as defined in sections 401(a)(17) and 414(q)(6) of the Code) and their Compensation must be aggregated or where Compensation is computed with respect to a period of less than a full year (other than on account of raid-year commencement or cessation of active participation in the Plan).

         8.3. LIMITATIONS ON ANNUAL ADDITIONS. Notwithstanding any other provisions of the Plan to the contrary, a Participant's Annual Additions (as defined below) for any Plan Year under the Plan and any other defined contribution plan of any Employer or a Related Company or Section 415 Affiliate (as defined below, which plans are collectively referred to herein as "Related Defined Contribution Plans") shall not exceed an amount equal to the lesser of:

                 (a) $30,000 (or, if greater, 1/4 of the dollar limitation in effect under section 415(b)(1)(A) of the Code); or

                 (b) 25 percent of the Participant's Compensation for that Plan Year (determined without regard to either paragraph 8.2(b) or the limitation under section 401(a)(17) of the Code for that Plan Year), calculated as if each Section 415 Affiliate were a Related Company.

In applying the foregoing limitation, the Annual Additions to a Participant's accounts under any Related Defined Contribution Plans which constitute money purchase pension plans and then the Annual Additions under any Related Defined Contribution Plans (other that money purchase pension plans) shall be limited before the Annual Additions to his Accounts are limited pursuant to the foregoing provisions of this subsection 8.3, to the extent such actions are not inconsistent with the terms of the Related Defined Contribution Plans. The term "Annual Additions" means, with respect to any Participant for any Plan Year, the sum of all contributions (excluding rollover contributions) and forfeitures allocated for such year to a Participant's Accounts under the Plan pursuant to subsection 7.4 and to a Participant's accounts under any Related Defined Contribution Plans, regardless of whether any such amounts (or portions thereof) are subsequently distributed in accordance with subsections 8.8, 8.10 or 8.11, and employer contributions allocated for a Plan Year to any individual medical account (as defined in section

415(l) of the Code) of a Participant under a defined benefit plan and any amount allocated for a Plan Year to the separate account of a Participant for payment of post-retirement medical benefits under a funded welfare benefit plan (as described in section 419A(d)(2) of the Code) which is maintained by an Employer, Related Company or Section 415 Affiliate. A "Section 415 Affiliate" means any entity that would be a Related Company if the ownership test of sections 414(b) and (c) of the Code was 50% rather than 80%.

         8.4. EXCESS ANNUAL ADDITIONS. If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant's Compensation, a reasonable error in determining the amount of elective deferrals (within the meaning of section 402(g) of the Code) or such other mitigating circumstances as the Commissioner of Internal Revenue shall prescribe, the Annual Additions for a Participant for a Plan Year exceed the limitations set forth in subsection 8.3, the excess amounts shall be treated, as necessary, in accordance with Treas. Reg. Section 1.4156(b)(6)(i), after any Before-Tax Contributions are first returned. Any Before-Tax Contributions that are returned in accordance with this subsection 8.4 shall be disregarded for purposes of subsections 8.6, 8.7 and 8.11.

         8.5. COMBINED PLAN LIMITATION. If a Participant also participates in any defined benefit plan (as defined in section 415(k) of the Code) maintained by an Employer, Related Company or Section 415 Affiliate, the aggregate benefits payable to, or on account of, the Participant under such plan together with this Plan shall be determined in a manner consistent with section 415(e) of the Code. The benefit provided for the Participant under the defined benefit plan shall be adjusted to the extent necessary so that the sum of the "defined benefit fraction" and the "defined contribution fraction" (as such terms are defined in section 415(e) of the Code and applicable regulations thereunder) calculated with regard to such Participant does not exceed 1.0. For purposes of this subsection 8.5, all qualified defined benefit plans (whether or not terminated) of the Employers, Related Companies, and Section 415 Affiliates shall be treated as one defined benefit plan.

         8.6. $7,000 LIMITATION. In no event shall the Before-Tax Contributions for a Participant under the Plan (together with elective deferrals under any other cash-or-deferred arrangement maintained by an Employer or a Related Company) for any taxable year exceed $7,000 or such other amount as may be permitted under section 402(g) of the Code. If, during any taxable year, a Participant is also a participant in another cash or deferred arrangement, and if his elective deferrals under such other arrangement, together with his Before-Tax Contributions, exceed the maximum amount permitted for the Participant for that year under section 402(g) of the Code, the Participant, not later than March 1 following the close of such taxable year, may request the Committee to direct the Trustee to distribute all or a portion of such excess to him, with any allocable gains or losses for that Plan Year determined in accordance with any reasonable method adopted by the Committee for that Plan Year that either (a) conforms to the accounting provisions of
Section 7 and is consistently applied to the distribution of excess contributions under this subsection 8.6 and subsections 8.8, 8.10 and 8.11 to all affected Participants, or (b) satisfies any alternative method set forth in applicable Treasury regulations. Any such request shall be in writing and shall include adequate proof of the existence of such excess, as determined by the Committee in its sole discretion. If the Committee is so notified, such excess amount shall be distributed to the Participant no later than the April 15 following the close of the Participant's taxable year. In addition, if the applicable limitation for a Plan Year happens to be exceeded with respect to this Plan alone, or this Plan and another plan or plans of the Employers and Related Companies, the Committee shall direct such excess Before-Tax contributions (with allocable gains or losses) to be distributed to the Participant as soon as practicable after the Committee is notified of the excess deferrals by the Company, an Employer or the Participant, or otherwise discovers the error (but not later than the April 15 following the close of the Participant's taxable year). Notwithstanding the foregoing provisions of this subsection 8.6, the dollar amount of any distribution due hereunder shall be reduced by the dollar amount of any Before-Tax Contributions previously distributed to,the same Participant pursuant to subsection 8.8; provided, however, that for purposes of subsections
8.3 and 8.7, the correction under this subsection 8.6 shall be deemed to have occurred before the correction under subsection 8.8. Amounts distributed in accordance with this subsection 8.6 shall not be treated as Annual Additions for purposes of subsection 8.3.

         8.7. SECTION 401(K)(3) TESTING. For any Plan Year, the amount by which the average of the Deferral Percentages (as defined below) of each eligible employee who is Highly Compensated (as defined in subsection 8.12) (the "Highly Compensated Group Deferral Percentage") exceeds the average of the Deferral Percentages of each eligible employee who is not Highly Compensated (the "Non-highly Compensated Group Deferral Percentage") shall be less than or equal to either (i) a factor of 1.25, or (ii) both a factor of 2 and a difference of 2. The "Deferral Percentage" for any eligible employee for a Plan Year shall be determined by dividing the sum of his Before-Tax Contributions for the year by his Compensation for the year, subject to the following:

                 (a) any employee eligible to participate in the Plan at any time during a Plan Year (without regard to any suspension imposed by any other provision hereunder) shall be counted, regardless of whether any Before-Tax Contributions are made on his behalf for the year;

                 (b) the Deferral Percentage for any Highly Compensated employee who is eligible to participate in the Plan and who is also eligible to make other elective deferrals under one or more other plans described in section 401(k) of the Code maintained by an Employer or a Related Company for a plan year that ends with or within the same calendar year as the Plan Year (other than a plan or arrangement subject to mandatory disaggregation under applicable Treasury regulations), shall be determined as if all such elective deferrals were made on his behalf under the Plan;

                 (c) for purposes of determining the Deferral Percentage of a Highly Compensated Participant who is a 5-percent owner (as defined in section 416(i)(1)(B) of the Code) of an Employer or a Related Company or one of the ten most highly-paid employees of all the Employers and Related Companies, the

         Before-Tax Contributions and Compensation of such Participant shall include the Before-Tax Contributions and Compensation for the Plan Year of his family members (as defined in section 414(q)(6) of the Code), and any such family members shall be disregarded as separate employees in determining the Highly Compensated and Non-highly Compensated Group Deferral Percentages;

                 (d) excess Before-Tax Contributions distributed to a Participant under subsection 8.6 shall be counted in determining such Participant's Deferral Percentage, except in the case of a distribution to a non-Highly Compensated Participant required to comply with section 401(a)(30) of the Code; and

                 (e) in the event that this Plan satisfies the requirements of sections 401(k), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this subsection 8.7 shall be applied as if all such plans were a single plan; provided, however, that such plans may be aggregated in order to satisfy section 401(k) of the Code only if they have the same plan year.

Application of the provisions of this subsection 8.7 shall be made in accordance with the requirements of section 401(k)(3) of the Code and applicable regulations thereunder.

         8.8. CORRECTION UNDER SECTION 401(K) TEST. In the event that the Highly Compensated Group Deferral Percentage for any Plan Year does not initially satisfy one of the tests referred to in subsection 8.7, the Committee shall direct the Trustee to distribute to Highly Compensated Participants enough of their Before-Tax Contributions under the leveling method described in applicable Treasury regulations with any allocable gains or losses for such Plan Year determined in accordance with any reasonable method adopted by the Committee for that Plan Year that either (a) conforms to the accounting provisions of Section 7 and is consistently applied to making corrective distributions under this subsection 8.8 and subsections 8.6, 8.10 and 8.11 to all affected Participants, or (b) satisfies any alternative method set forth in applicable Treasury regulations, so that the Highly Compensated Group Deferral Percentage meets one of the tests referred to in subsection 8.7. The amount to be distributed to any Participant pursuant to this subsection 8.8 shall be reduced by the amount of any Before-Tax Contributions distributed to him for such Plan Year pursuant to subsection 8.6. The Committee shall make any necessary distributions after the close of the Plan Year for which the excess Before-Tax Contributions were made and no later than the close of the Plan Year following the Plan Year for which the excess Before-Tax Contributions were made.

         8.9. CODE SECTION 401(M)(2) TESTING. For any Plan Year, the amount by which the average of the Contribution Percentages (as defined below) of each eligible employee who is Highly Compensated (the "Highly Compensated Group Contribution Percentage") exceeds the average of the Contribution Percentages of each eligible employee who is not Highly Compensated (the "Non-highly Compensated Group Contribution Percentage") shall be less than or equal to either (i) a factor of 1.25, or (ii) both a factor of 2 and a difference of 2. The "Contribution Percentage" for any eligible employee for a Plan Year shall be determined by dividing his Employer Matching Contributions for the year by his Compensation for the year, subject to the following special rules:

                 (a) any employee eligible to participate in the Plan at any time during a Plan Year in accordance with subsection 2.1 (without regard to any suspension imposed by any other provision hereunder) shall be counted, regardless of whether any Employer Matching Contributions are made for him for the year;

                 (b) the Contribution Percentage for any Highly Compensated employee who is eligible to participate in the Plan and who is also eligible to participate in one or more other qualified plans maintained by an Employer or a Related Company with after-tax or matching contributions and with a plan year that ends with or within the Plan Year (other than a plan subject to mandatory disaggregation under applicable Treasury regulations) shall be determined as if all such contributions were made under the Plan;

                 (c) for purposes of determining the Contribution Percentage of a Highly Compensated Participant who is a 5-percent owner of an Employer or a Related Company or one of the ten most highly-paid employees of all the Employers and Related Companies, the Employer Matching Contributions and Compensation of such Participant shall include the Employer Matching Contributions and Compensation for the Plan Year of his family members (as defined in section 414(g)(6) of the Code), and any such family members shall be disregarded as separate employees in determining the Highly Compensated and Non-Highly Compensated Group Contribution Percentages; and

                 (d) in the event that this Plan satisfies the requirements of sections 401(m), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this subsection 8.9 shall be applied as if all such plans were a single plan; provided, however, that such plans may be aggregated in order to satisfy section 401(m) of the Code only if they have the same plan year.

Application of the provisions of this subsection 8.9 shall be made in accordance with the requirements of section 401(m) of the Code and the regulations thereunder.

         8.10. CORRECTION UNDER SECTION 401(M) TEST. In the event that the Highly Compensated Group Contribution Percentage for any Plan Year does not initially satisfy one of the tests referred to in subsection 8.9, the Committee shall direct the Trustee to distribute to Highly Compensated Participants enough of their Employer Matching Contributions under the leveling method described in applicable Treasury regulations with any allocable gains or losses deter-mined in accordance with any reasonable method adopted by the Committee for that Plan Year that either (a) conforms to the accounting provisions of Section 7 and is consistently applied to making corrective distributions under this subsection 8.10 and subsections 8.6, 8.8 and 8.11 to all affected Participants or (b),satisfies any alternative method set forth in applicable Treasury regulations, so that the Highly Compensated Group Contribution Percentage meets one of the tests referred to in subsection 8.9. Notwithstanding the foregoing provisions of this subsection 8.10, any excess Employer Matching Contributions that are not vested in accordance with subsection 9.1 or which are attributable to excess Before-Tax Contributions that are distributed in accordance with subsection 8.6 or 8.8 shall be forfeited and shall be treated in the same manner as any other forfeiture under the Plan. The Committee shall make any necessary distribution after the close of the Plan Year for which the excess Employer Matching Contributions were made and no later than the close of the Plan Year following the Plan Year for which such excess contributions were made.

         8.11. MULTIPLE USE OF ALTERNATIVE LIMITATION. Notwithstanding any other provision of this Section 8, if the sum of the Highly Compensated Group Deferral Percentage and the Highly Compensated a)Group Contribution Percentage exceeds the aggregate limit (as defined in Treas. Reg. Section 1.401(m)-2(b)(3)), then the leveling method of correction prescribed in subsection 8.10 shall be continued until the limitation set forth in Treas. Reg. Section 1.401(m)-2(b) is satisfied for such Plan Year.

         8.12. HIGHLY COMPENSATED. An employee or Participant shall be "Highly Compensated" for any Plan Year if, during that Plan Year or the preceding Plan Year, he:

                 (a) was at any time a 5 percent owner of an Employer or a Related Company;

                 (b) received Compensation in excess of $75,000 (indexed for cost-of-living adjustments under section 415(d) of the Code);

                 (c) received compensation in excess of $50,000 (indexed for cost-of-living adjustments under section 415(d) of the Code), and was in the top-paid group of employees (as defined below) for such year; or

                 (d) was at any time an officer of an Employer or Related Company and received Compensation greater than 50 percent of the amount in effect under section 415(b)(1)(A) of the Code for such year, provided that the officers taken into account under this paragraph (d) shall be limited to 50, or if less, the greater of 3 or 10% of the employees of all the Employers and Related Companies;

provided, however, that an employee in category (b), (c) or (d) above for the current Plan Year who does not fall within at least one such category for the preceding Plan Year shall not be considered Highly Compensated for the current Plan Year unless he is also among the 100 most highly-paid employees of all the Employers and Related Companies for such current year. For purposes of this subsection 8.12, a family member of a 5-percent owner of an Employer or a Related Company or one of the 10 most highly compensated employees of all the Employers and Related Companies shall not be treated as a separate employee, and any Compensation paid to such family member shall be deemed to be paid instead to the related 5-percent owner or highly compensated employee. An employee shall be considered to be in the "top-paid group" of employees for any year if such employee is in the group consisting of the top 20 percent of the active employees of all the Employers and Related Companies when ranked on the basis of Compensation paid during such year. In determining the total number of active employees in a year, the following provisions shall apply:

                 (1) the term "employee" shall include a leased employee who is treated as an employee pursuant to the provisions of section 414(n)(2) of the Code, other than any individual who is covered by a safe-harbor plan described in section 414(n)(5) of the Code; and

                 (2) the following employees shall be disregarded: employees who have not attained age 21 by the end of the year; employees who by the end of the year have not completed 6 months of service (including service in the immediately preceding year); employees who normally work less than 17-1/2 hours per week; employees who normally work less than 6 months during any year; and non-resident aliens with no U.S. source income.


                                   SECTION 9

                         VESTING AND TERMINATION DATES


         9.1. DETERMINATION OF VESTED INTEREST. A Participant shall at all times have a fully vested, nonforfeitable interest in his Before-Tax Account, Rollover Account, Profit Sharing Account and Supplemental After-Tax Account. The interest of a Participant in his Employer Matching Account shall become fully vested and nonforfeitable in accordance with the following schedule:

                   Years of Service              Vested Percentage
                   ----------------              -----------------
                   Less than 1                           0%
                   1 but less than 2                    20%
                   2 but less than 3                    40%
                   3 but less than 4                    60%
                   4 but less than 5                    80%
                   5 or more                           100%

         9.2. ACCELERATED VESTING. Notwithstanding the foregoing provisions of this Section 9:

                 (a) A Participant shall have a fully vested, nonforfeitable interest in all his Accounts when he attains age 65, or separates from service after attaining age 55, dies or becomes permanently disabled while employed by an Employer or a Related Company. For purposes of the Plan, a Participant's employment will be considered to have terminated on account of permanent disability if he is disabled for purposes of the Social Security Act, as evidenced by his receipt of Social Security Disability Benefits.

                 (b) In the event of the Plan's termination (in accordance with subsection 13.2), partial termination (as determined under applicable law and regulations), or the complete discontinuance of Employer contributions to the Plan, each affected Participant shall have a fully vested, nonforfeitable interest in all his Accounts.

                 (c) If a Participant ceases to be employed by the Employers and Related Companies due to the sale by the Company of the stock or substantially all of the assets of his Employer, the balances in all of his Accounts shall become fully vested and nonforfeitable unless an arrangement is made between the Company and the purchaser of such stock or assets for periods of service with the purchaser after the effective date of the sale to be treated as Years of Service for vesting purposes hereunder. The foregoing sentence shall not apply to any Participant or group of Participants who cease to be employed by the Employers and Related Companies solely due to (i) the sale by the Company of some but less than all of the assets of an Employer, (ii) the closing of a plant or facility due to consolidation or the relocation of the plant or facility, or (iii) a reduction of workforce applicable to one or more of the Employers or Related Companies.

         9.3. TERMINATION DATE. A Participant's "Termination Date" shall be the date on which his employment with the Employers and the Related Companies is terminated for any reason.


                                   SECTION 10

                     LOANS AND WITHDRAWALS OF CONTRIBUTIONS


         10.1. LOANS TO PARTICIPANTS. The Committee, upon request by a Participant who is an employee of an Employer or Related Company or who is otherwise required to be given the opportunity to borrow under applicable regulations, in such form as the Committee may require, may authorize a loan to be made to the Participant from his Accounts, subject to the following:

                 (a) No loan shall be made to a Participant if, immediately after such loan, the sum of the outstanding balances (including principal and interest) of the loan made to him under this Plan and under any other qualified retirement plans maintained by the Employers and Related Companies would exceed the lesser of:

                (i)     $50,000, reduced by the excess, if any, of:

                   (1) the highest outstanding balance of all loans to the Participant from the plans during the one year period ending on the day immediately before the date on which the loan is made; over

                   (2) the outstanding balance of loans from the plans to the Participant on the date on which such loan is made; or

                (ii) one-half of the aggregate vested interest of the Participant under all such plans,

         and no loan shall be made to a Participant if the aggregate amount of the loan and the outstanding balance of any other loans to the Participant from the Plan world exceed one-half of the total vested balance of the Participant's Accounts under the Plan as of the date the loan is made.

                 (b) Each loan to a Participant shall be charged against the vested balance in his Accounts in the following order: Before-Tax Account, Employer Matching Account, Profit Sharing Account, Rollover Account and Supplemental After-Tax Account. Each loan shall be charged against each Investment Fund in which such Accounts are invested in the same ratio as the value of his interest in such Fund with respect to the applicable Account bears to the total of all his interest in that Account.

                 (c) Each loan shall be evidenced by a written note providing for:

                     (i) a reasonable repayment period of not less than one and not more than 5 years from the date of the loan (or 10 years in the case of a loan which is used to acquire a dwelling which, within a reasonable period of time, will be used as the Participant's principal residence);

                     (ii)  a reasonable rate of interest;

                     (iii) substantially equal payments of principal and
            interest over the term of the loan no less frequently than quarterly;

                     (iv)  a minimum loan amount of $500; and

                     (v) such other terms and conditions as the Committee shall determine.

                 (d) A Participant shall not be permitted to have more than five (5) loans from the Plan outstanding at any time.

                 (e) Promissory notes shall be held by the Trustee in the Loan Fund.

                 (f) Payments of principal and interest to the Trustee with respect to any loan to a Participant shall:

                     (i) reduce the outstanding balance with respect to that loan;

                     (ii) reduce the balance of the Loan Fund holding the promissory note reflecting that loan;

                     (iii) be credited to the Participant's applicable Accounts inversely to the manner in w which the loan was charged to such Accounts pursuant to paragraph (b) above; and

                     (iv) be invested in the Investment Funds (other than the Loan Fund) in accordance with his current investment directions.

                 (g) A Participant's obligation to repay a loan (or loans) from the Plan shall be secured by the Participant's vested interest in his Accounts.

                 (h) The Committee may, from time to time, establish loan origination fees and loan administrative fees which may be charged to the Participant's Accounts under the Plan, pro rata.

                 (i) During the Participant's employment with the Employers, loan repayments will be made by payroll deductions. After termination of employment or during any other period when payroll deduction is not possible or is not permitted under applicable law, repayment will be made by personal check, and at the discretion of the Committee, in accordance with rules uniformly applied by it, the Accounts of Participants who make loan payments by this method will be charged with the cost of processing such checks.

                 (j) The loan may be prepaid in full at any time without penalty.

                 (k) Any outstanding loan of a Participant shall become immediately due and payable upon his termination of employment with the Employers and Related companies. If the outstanding balance of principal and interest on any loan is not paid at the expiration of its term, upon acceleration in accordance with the preceding sentence or if any payment of principal or interest is not paid within 90 days of its due date, a default shall occur and the Trustee shall apply all or a portion of the Participant's vested interest in the Plan in satisfaction of such outstanding obligation, but only to the extent such vested interest (or portion thereof) is then distributable under the terms of the Plan. If necessary to satisfy the entire outstanding obligation, such application of the Participant's vested interest may be executed in a series of actions as amounts credited to the Participant's Accounts become distributable under the terms of the Plan.

                 (l) If distribution is to be made to a Participant or his Beneficiary in accordance with Section 11, the outstanding promissory note of the Participant shall be canceled and the unpaid balance of the loan, together with any accrued interest thereon, shall be treated as a distribution to or on behalf of the Participant immediately prior to commencement of such distribution under Section 11.

                 (m) The Committee shall establish uniform procedures for applying for a loan, evaluating loan applications, and setting reasonable rates of interest and fees. Such procedures shall be communicated to Participants by means of separate written documents, the relevant portions of which are incorporated herein by reference.

         10.2. WITHDRAWALS DURING EMPLOYMENT. A Participant whose Termination Date has not yet occurred may elect to withdraw all or part of his interest in his Accounts (other than amounts invested in the Loan Fund) in accordance with the following:

                 (a) As of any date occurring prior to his Termination Date, a Participant may elect to withdraw all or a portion of the total value of his Supplemental After-Tax Account and Profit Sharing Account. The amount to be withdrawn from such Accounts must be a whole dollar amount. The withdrawal shall be made from the above Accounts in the following order:

                     (i) all contributions credited to the Participant's Supplemental After-Tax Contribution Account, less all such contributions previously withdrawn or distributed;

                     (ii) all contributions credited to the Participant's Profit Sharing Account, less all such contributions previously withdrawn or distributed; and

                     (iii) earnings credited to each of the Accounts in the
            same order.

                 (b) As of any date after attaining age 59-1/2, a Participant may elect to withdraw all or a portion of his Account balances; provided, however, that if the Participant is a participant any other plan of the Company which is qualified under section 401(a) of the Code from which a lump sum payment would be aggregated with a lump sum payment from the Plan pursuant to section 402(d)(4)(C) of the Code, then no withdrawal shall be permitted under this paragraph (b) until the Participant elects to take a withdrawal from such other Plan.

                 (c) In the event of a Hardship (as described in subsection 10.3), a Participant may elect to withdraw all or a portion of the Before-Tax Contributions credited to his Before-Tax Account and the Rollover Contributions credited to his Rollover Account; provided, however, that no withdrawal shall be permitted under this paragraph
         (c) until the Participant has taken all withdrawals permitted under paragraphs (a) and (b).

         10.3. HARDSHIP WITHDRAWALS. A withdrawal will not be considered to be made on account of "Hardship" unless the following requirements are met:

                 (a) The withdrawal is requested because of an immediate and heavy financial need of the Participant, and will be so deemed if the Participant represents that the withdrawal is for:

                    (i) expenses for medical care described in section 213(d) of the Code incurred by the Participant, the Participant's spouse or any dependent of the Participant (as defined in section 152 of the Code) or necessary for such persons to obtain such medical care;

                    (ii) the purchase (excluding mortgage payments) of a principal residence of the Participant;

                    (iii) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant or his spouse, children or dependents;

                    (iv) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's residence; or

                    (v) any other circumstances of immediate and heavy financial need identified as such in revenue rulings, notices or other documents of the Internal Revenue Service of general applicability.

                 (b) The withdrawal is necessary to satisfy the immediate and heavy financial need of the Participant and will be so deemed if all of the following requirements are satisfied:

                    (i) the Participant represents that the withdrawal is not in excess of the amount of an immediate and heavy financial need (taking into account any amounts necessary to pay any federal, state or local income taxes or penalties anticipated to result from the withdrawal);

                    (ii) the Participant has obtained all withdrawals and distributions (other than Hardship withdrawals described in this subsection 10.3) and all nontaxable loans currently available under the Plan and all other plans maintained by the Employers and Related Companies;

                    (iii) notwithstanding any other provisions of the Plan,
                 Before-Tax Contributions and Employer Matching Contributions on behalf of the Participant shall be suspended for a period of 12 months after the Participant makes a Hardship withdrawal described in this subsection 10.3 and the Participant shall be prohibited from making any contributions for the same period to any other deferred compensation plan of an Employer or Related Company (whether or not qualified) other than a health or welfare plan; and

                     (iv) in the Participant's taxable year immediately
                 following the taxable year of the Hardship withdrawal, the Before-Tax Contributions made on behalf of the Participant shall not exceed the applicable limit under subsection 8.6 for such next taxable year less the amount of Before-Tax Contributions contributed on behalf of the Participant for the taxable year of the Hardship withdrawal.

         A Participant shall not fail to be treated as an eligible employee for purposes of subsections 8.7 and 8.9 merely because of the application of subparagraph 10.3(b)(iv) above.

                    (c) The determination of whether a Participant has demonstrated Hardship in accordance with the provisions of paragraphs
         (a) and (b) shall be made by the Committee.


                                   SECTION 11

                                 DISTRIBUTIONS


         11.1. DISTRIBUTIONS TO PARTICIPANTS AFTER TERMINATION OF EMPLOYMENT. Except as otherwise specifically provided in this Section 11, if a Participant's Termination Date occurs (for a reason other than death), the vested portions of his Accounts shall be distributed in accordance with the following provisions of this subsection 11.1:

                 (a) If the value of the vested portions of the Participant's Accounts does not exceed $3,500 determined as of his Termination Date, such vested portions, less any outstanding loan balance distributable in accordance with paragraph 10.1(k), shall be distributed to him as soon as practicable after his Termination Date, in a lump sum cash payment.

                 (b) If the value of the vested portions of the Participant's Accounts exceeds $3,500, determined as of his Termination Date, such vested portions, less any outstanding loan balance distributable in accordance with paragraph 10.1(k), shall be distributed (or shall begin to be distributed) to the Participant on (or as soon as practicable after) the Distribution Date (as described below) he elects by one of the following methods chosen by the
         Participant:

                    (i)     by payment in a lump sum;

                    (ii) by payment in a series of substantially equal annual or more frequent installments for a period not exceeding the life expectancy of the Participant or the life expectancy of the Participant and his Beneficiary; or

                    (iii) by purchase from an insurance company and distribution to him of an annuity contract providing for periodic distributions to him for life or to him and his spouse for their joint lives, subject to the provisions of subsection 11.3;

         provided, however, that if the value of the vested portions of the Participant's Accounts are reduced to less than $3,500 as of any date prior to a Distribution Date selected by the Participant, on account of investment losses or payment to an alternate payee pursuant to a qualified domestic relations order, such reduced Account balance shall be distributed to the Participant as soon as practicable after such date in accordance with paragraph (a) next above.

                 (c) A Participant's "Distribution Date" shall mean the date coincident with or following a Participant's Termination Date as of which a payment in any form is made pursuant to this Section 11, without regard to any reasonable administrative delay, which date shall be no later than the later of the April 1st of the first calendar year after the year in which he attains age 70-1/2 or his Termination Date; provided, however, that if payment is to be made in the form of an annuity pursuant to clause (b)(iii) above, the Distribution Date shall be no later than the date payment is irrevocably made on behalf of the Participant to the insurance company issuing the annuity contract.

         11.2. DISTRIBUTIONS TO BENEFICIARIES. Subject to the following provisions of this Section 11, the following rules shall apply if a Participant dies while any vested portions of his Accounts remain undistributed:

                 (a) If the Participant dies before benefit payments to him have commenced or an annuity contract has been purchased, the vested portions, if any, of his Accounts, less any outstanding loan balance distributable in accordance with paragraph 10.1(l), shall be distributed as soon as practicable after the date of his death, to his Beneficiary (as defined in subsection 11.5) in a lump sum payment.

                 (b) If a Participant dies after benefit payments to him have commenced, the vested portions, if any, of his Accounts shall continue to be distributed to his Beneficiary in accordance with the method of distribution selected by the Participant; provided, however, that the Beneficiary may elect to have such vested balance paid in a lump sum payment as soon as practicable after the Participant's death.

         11.3. SPECIAL RULES GOVERNING ANNUITY ELECTIONS. If a married Participant elects distribution in the form of an annuity pursuant to clause 11.1(b)(iii), the following rules shall apply with respect to the distribution of the vested portions of his Accounts and shall supersede any other provision of the Plan to the contrary:

                 (a) The vested portions of the Participant's Accounts, less any outstanding loan balance distributable in accordance with paragraph 10.1(k), shall be used to purchase from an insurance company a nontransferable Joint and Survivor Annuity (that is, an annuity payable for the life of the Participant with a survivor annuity payable for the life of his spouse which is equal to 50% of the amount of the annuity payable during the joint lives of the Participant and his spouse) unless he elects another form of payment available under subsection 11.1(b) with Spousal Consent (as defined in subsection 11.6) to such form during the 90-day period immediately preceding his Distribution Date, which Distribution Date shall be no earlier than 30 days after his receipt of the Retirement Election Information (as described in subsection 11.4).

                 (b) During the period between his election of an annuity and his Distribution Date, no loan may be made to the Participant pursuant to subsection 10.1, no amount may be withdrawn by the Participant pursuant to subsection 10.2 and no amount may be distributed the Participant pursuant to 11.1 in any form other than a Joint and Survivor Annuity without Spousal Consent.

                 (c) Subject to the provisions of paragraph (d) below, if the Participant dies during the period between his election of an annuity and his Distribution Date, the vested portions of his Accounts (less any amounts credited to the Loan

         Fund which shall be distributed in accordance with subsection 10.1(1)) shall be paid to his spouse in the form of a life annuity beginning as of the date the Participant would have attained age 65 or, if the spouse so elects, as soon as practicable after the Participant's death; provided, however, that the spouse may elect to have such vested portions distributed in any of the other forms of payment available under subsection 11.1(b).

                 (d) The provisions of paragraph (c) will not apply and distribution upon the death of the Participant shall be made in accordance with subsection 11.2 if, during the period between the Participant's election of an annuity and his death, the Participant elects another form of payment available under subsection 11.1(b) with Spousal Consent and such Spousal Consent acknowledges that such consent to the Participant's election of another form of payment constitutes consent to the Participant's waiver of a qualified pre-retirement survivor annuity payable to the spouse in accordance with section 417 of the Code and otherwise conforms to the provisions of subsection 11.6.

                 (e) A Participant may revoke his election pursuant to his subsection 11.3 and may make a new election of any form of distribution permitted under paragraph 11.1(b) at any time during the 90-day period ending on his Distribution Date; provided, however, that if the effect of such revocation is to select a distribution form other than a Joint and survivor Annuity, it shall be ineffective without Spousal Consent to the new distribution form.

         11.4. RETIREMENT ELECTION INFORMATION. If a Participant elects an annuity form of payment pursuant to subsection 11.1(b)(iii), the Committee shall make Retirement Election Information (as described below) available to a Participant no less than 30 and no more than 90 days before his Distribution Date. For purposes of the Plan, the term "Retirement Election Information" means:

                 (a) a written description of the terms and conditions of the Joint and Survivor Annuity and the relative financial effect of distribution of the Participant's Accounts in that from and in the form of a life annuity;

                 (b) a notification of the Participant's right to revoke distribution in accordance with subsection 11.3 and the spouse's right, if any, with respect to that revocation;

                 (c) a notification of the Participant's right to rescind a prior revocation of distribution in the form of a Joint and Survivor Annuity and the effect thereof; and

                 (d) a general description of the eligibility conditions and other material features of the optional forms of distribution under the Plan (as set forth in sub-

         section 11.3(b)) and information explaining the relative values of such optional forms of distribution.

The Committee shall make Retirement Election Information available to a Participant by one of the following methods:

                 (1)      personal delivery to him;

                 (2) first class mail, postage prepaid, addressed to the Participant at his last known address as shown on his Employer's records; or

                 (3) permanent posting on a bulletin board located at the Participant's work site, if he is not a retired or terminated Participant.

         11.5. BENEFICIARY DESIGNATIONS. The term "Beneficiary" shall mean the Participant's surviving spouse. If, however, the Participant is not married, or if the Participant is married but his spouse consents to the designation of a person other than his spouse, the term "Beneficiary" shall mean such person or persons as the Participant designates to receive the vested portions of his Accounts upon his death. Such designation may be made, revoked or changed (without the consent of any previously designated Beneficiary except his spouse) only by an instrument signed by the Participant and filed with the Committee prior to his death, subject to the provisions of this Section 11. In default of such designation, or at any time when there is no surviving spouse and no existing Beneficiary designated by the Participant, his Beneficiary shall be his surviving children (per stirpes) or, if he has no children, the estate of the last to die of the Participant or his designated Beneficiary; provided, however, that if the Participant's Beneficiary is the Participant's surviving spouse, then any benefits which remain to be paid after the death of the surviving spouse shall be paid to the estate of the surviving spouse. If a Participant designates two or more Beneficiaries and if one or more of the Beneficiaries dies, then, unless the designation provides otherwise, the deceased Beneficiaries' share of the Participant's Accounts shall be paid to the surviving Beneficiaries, in equal shares. For purposes of the Plan, the term "spouse" means the person to whom the Participant is married at the relevant time.

         11.6. SPOUSAL CONSENT. Any election or other action by a Participant under the Plan which, by its terms, requires "Spousal Consent" shall be effective only if:

                 (a) the Participant's spouse consents in writing to such election or other action;

                 (b) in the case of a Spousal Consent to a Beneficiary designation, such designation specifies the nonspouse beneficiary (including any class of beneficiaries or any contingent beneficiaries) who will receive the benefit, which beneficiary or beneficiaries may not be changed without Spousal Consent, or the consent expressly permits designations by the Participant without any requirement of further consent by the spouse; provided, however, that if the designated Beneficiary is a trust, the Participant's spouse need only consent to the designation of the trust and need not consent to the designation of trust beneficiaries or any changes of trust beneficiaries;

                 (c) in the case of a waiver of the Joint and Survivor Annuity, the election specifies the optional form of distribution elected instead of the Joint and Survivor Annuity, which form of distribution may not be changed without Spousal Consent (except back to a Joint and Survivor Annuity) or the consent permits the Participant to change the form of distribution without any requirement of further consent by the spouse; and

                 (d) the consent acknowledges the effect of the election or other action and is witnessed either by a notary public or a Plan representative appointed or approved by the Committee;

provided, however, that, unless otherwise provided by a qualified domestic relations order within the meaning of section 414(p) of the Code, no Spousal Consent shall be required if:

                 (1) the Participant and his spouse are legally separated or the Participant has been abandoned (within the meaning of local law) and the Participant has a court order to such effect; or

                 (2) it is established to the satisfaction of a Plan representative appointed or approved by the Committee that Spousal Consent cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may prescribe in regulations.

A spouse's consent in accordance with this subsection 11.6 shall be irrevocable.

         11.7. LIMITS ON COMMENCEMENT AND DURATION OF DISTRIBUTIONS. The following distribution rules shall be applied in accordance with sections 401(a)(9) and 401(a)(14) of the Code and applicable regulations thereunder, including the minimum distribution incidental benefit requirement of Treas. Reg. Section 1.401(a)(9)-2, and shall supersede any other provision of the Plan to the contrary:

                 (a) Unless the Participant elects otherwise, in no event shall distribution commence later than 60 days after the close of the Plan Year in which the latest of the following events occurs: the Participant's attainment of age 65; the 10th anniversary of the year in which the Participant began participating in the Plan; or the Participant's Termination Date.

                 (b) Notwithstanding any other provision herein to the contrary, the Participant's Accounts shall be distributed no later than his "Required Beginning Date", that is, April 1 of the calendar year following the calendar year in which he attains age 70-1/2; provided, however, that if the Participant attained age 70-1/2 prior to January 1, 1988 (during a Plan Year when he was not a five-percent owner, as described in section 416 of the Code), his Required Beginning Date shall be delayed until his Termination Date.

                 (c) Distribution payments shall be made over the life of the Participant or over the lives of such Participant and his Beneficiary (or over a period not extending beyond the life expectancy of such Participant or the life expectancy of such Participant and his Beneficiary).

                 (d) If a Participant dies after distribution of his vested interest in the Plan has begun, the remaining portion of such vested interest, if any, shall be distributed to his Beneficiary at least as rapidly as under the method of distribution used prior to the Participant's death.

                 (e) If a Participant dies before distribution of his vested interest in the Plan has begun, distribution of such vested interest to his Beneficiary shall be completed by December 31 of the calendar year in which the fifth anniversary of the Participant's death occurs; provided, however, that this five-year rule shall not apply to a natural person designated as Beneficiary by the Participant or under the specific terms of the Plan, if:

                    (i) such vested interest will be distributed over the life of such designated Beneficiary (or over a period not extending beyond the life expectancy of such Beneficiary), and

                    (ii) such distribution to the Beneficiary begins not later than December 31 of the calendar year following the calendar year in which the Participant died or, if such Beneficiary is the Participant's surviving spouse, not later than December 31 of the calendar year following the calendar year in which the Participant would have attained age 70-1/2.

                 (f) If the Participant's surviving spouse is his Beneficiary and such spouse dies before distribution to such spouse begins, paragraph (e) shall be applied as if the surviving spouse were the Participant.

                 (g) For purposes of paragraphs (d) and (e), distribution of a Participant's vested interest in the Plan is considered to begin on his Required Beginning Date; provided, however, that distribution irrevocably begun in the form of an annuity shall be considered to begin on the date it actually commences.

                 (h) For purposes of this subsection 11.7, the life expectancy of a Participant or a Beneficiary will be determined in accordance with Tables V and VI of Treas. Reg. Section 1.72-9, and will not be recalculated.

         11.8. TREATMENT OF PARTIALLY VESTED ACCOUNTS. If a Termination Date occurs with respect to a Participant who is not fully vested in his Employer Matching Account (as determined under Section 9), the following rules shall apply:

                 (a) The unvested portions of his Employer Matching Account shall be forfeited as of the earlier of the date as of which the vested portion of his Accounts is distributed to him or the date the Participant incurs five consecutive One Year Breaks in service.

                 (b) If a forfeiture occurs on account of the distribution of the vested portion of the Participant's Accounts, and the Participant is reemployed by an Employer or Related company before he incurs five consecutive One Year breaks in Service, the Employer Matching Contributions and earnings thereon forfeited under paragraph
         (a) above shall be restored, without adjustment for earnings and losses after the forfeiture, as soon as practicable after his reemployment.

                 (c) If the Participant is reemployed by an Employer or Related Company after he incurs five consecutive One Year Breaks in Service, such reemployment shall have no effect on the forfeiture under paragraph (a) above.

                 (d) The restoration referred to in paragraph (b) above shall be made first from current forfeitures, if any, under the Plan and then, if necessary, from a special Employer contribution to the Plan.

                 (e) A restoration pursuant to paragraph (b) above shall not be considered an Annual Addition for purposes of subsection 8.3.

                 (f) If a Participant who is reemployed by an Employer or Related Company prior to incurring five consecutive One Year Breaks in Service received a distribution of the vested portions of his Employer Matching Account, the amount restored under paragraph (b) above shall be maintained in separate subaccounts within the Participant's Employer Matching Account and his vested interest in each subaccounts shall be determined by adding the amount of the prior distribution from the applicable Account to his separate subaccount balance before applying the vesting provisions of subsection 9.1 and then subtracting the amount of the prior distribution from the amount derived after application of such provisions.

         11.9. APPLICATION OF FORFEITURES. Any forfeiture of Employer Matching Contributions and earnings thereon during a Plan Year pursuant to subsection 11.8 shall be used to reduce the amount of Employer Matching Contributions for the Plan Year in which such forfeiture occurs of the Employer that originally made the forfeited Employer Matching Contributions.

         11.10. FORM OF PAYMENT. Disbursements from the Company Stock Fund or the Baxter Stock Fund shall be made in full shares of common stock to the extent possible, (or, at the request of the Participant or Beneficiary, in cash) and the fractional share balance, if any, in the applicable stock Fund and the balance in the other Investment Funds shall be made in cash while distributions from the Loan Fund shall be made in the form of the promissory notes then held on behalf of the Participant under the Loan Fund.

         11.11. FACILITY OF PAYMENT. Notwithstanding the foregoing provisions of this Section 11, if, in the Committee's opinion, a Participant or Beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may direct the Trustee to make payment to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate. Thereafter, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

         11.12. INTERESTS NOT TRANSFERABLE. The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except in the case of loans made under the Plan and qualified domestic relations orders that relate to the provision of child support, alimony or marital rights of a spouse, child or other dependent and which meet such other requirements as may be imposed by section 414(p) of the Code or regulations issued thereunder. Notwithstanding any other provision of the Plan to the contrary, such domestic relations order may permit distribution of the entire portion of the vested Account balance of a Participant awarded to his alternate payee, in a lump sum payment as soon as practicable after the Committee determines that such order is qualified, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such vested amount at that time.

         11.13. ABSENCE OF GUARANTY. None of the Committee, the Trustee, or the Employers in any way guarantee the Trust Fund from loss or depreciation. The Employers do not guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Trust Fund.

         11.14. WITHDRAWAL AND DISTRIBUTION ELECTIONS. Withdrawals and distributions in accordance with subsection 10.2 or Section 11 to a Participant who has not attained age 65 shall be subject to the following:

                 (a) such Participant shall be informed, not less than 30 and not more than 90 days before the date as of which such withdrawal or distribution is to be made, of his right to defer distribution or withdrawal in accordance with the provisions of the applicable subsection; and

                 (b) no election to commence distribution prior to the Participant's 65th birthday shall be effective unless it is made in writing after the Participant has received the notice described in paragraph (a) next above and not more than 90 days before the date as of which the distribution is made.

         11.15. MISSING PARTICIPANTS OR BENEFICIARIES. Each Participant and each designated Beneficiary must file with the Committee from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Committee, or, in the case of a Participant, if no address is filed with the Committee, then at his last post office address as shown on the Employers' records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. None of the Committee, the Employers nor the Trustee will be required to search for or locate a Participant or designated Beneficiary.

         11.16. DIRECT ROLLOVER. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this subsection, a distributee may elect, at the time and in the manner prescribed by the Plan Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For purposes of this subsection 11.16, the following definitions shall apply:

                 (a) An "eligible rollover distribution" means any distribution of all or any portion of the balance to the credit of the distributes, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                 (b) An "eligible retirement plan" means an individual retirement account described in section 408(a) of the code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution; provided, however, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                 (c) A "distributee" means an employee or former employee and the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                 (d) A "direct rollover" means a payment by the Plan to the eligible retirement plan specified by the distributee.

         11.17. SPECIAL DEFERRED COMMENCEMENT PROVISIONS. Notwithstanding the foregoing provisions of this Section 11 (other than the provisions of subsection 11.7 hereof), the Committee may defer the commencement of distribution of any Participant's Account in accordance with the following:

                 (a) The Committee may defer the commencement of distribution for a period of up to 12 months if it determines that such deferral is in the best interests of Participants as a whole because of unforeseeable Plan liquidity demands, because of extraordinary changes in the value of Plan assets which have not yet been reflected in Participants' Account balances, for any reasonable procedural delays or for any similar reasons.

                 (b) The Committee may, but shall not be required to, defer commencement of distribution of any Participant's Accounts until the first day of the month following the date on which distribution would otherwise commence pursuant to this Section 11, provided that such deferral authority shall be exercised in a uniform and nondiscriminatory manner.

                 (c) The Committee may defer commencement of any Participant's Accounts for the duration of any period during which there exists a dispute or uncertainty regarding the proper amount or payee of such Accounts.

         11.18. DISTRIBUTION ONLY UPON SEPARATION FROM SERVICE. Notwithstanding any other provision of the Plan to the contrary, a Participant may not commence distribution of his Before-Tax Account pursuant to this
Section 11, even though he has otherwise had a Termination Date under subsection 9.3, unless or until he also has a "separation from service" within the meaning of section 401(k)(2)(B) of the Code. The foregoing restriction shall not apply, however, if the Participant's Termination Date occurs in connection with the sale by an Employer to an unrelated corporation of at least 85 percent of the assets of a trade or business, or the sale of its interest in a subsidiary to an unrelated entity, provided (a) the Participant remains employed in such trade or business or by such subsidiary after the sale, (b) the Employer continues to maintain the Plan after the sale, (c) no transfer of the Participant's

Accounts occurs,or is scheduled to occur after the sale pursuant to subsection
13.3 to a plan of such subsidiary or of the purchaser of such assets (or any entity affiliated therewith, and (d) the Participant receives distribution of his Account balances under the Plan in a lump sum by the end of the second calendar year after the year in which the sale occurs.


                                   SECTION 12

                                 THE COMMITTEE


         12.1. MEMBERSHIP AND AUTHORITY. The Committee referred to in subsection 1.3 shall consist of one or more members appointed by the Company's Board of Directors. Except as otherwise specifically provided in this section 12, in controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without meeting, and shall have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan or Trust, and any decision made by the Committee pursuant to this subsection 12.1 (or any other provision of the Plan granting it such authority) shall be final:

                 (a) to adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

                 (b) to enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted by the Committee;

                 (c) to conclusively determine all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants and other persons entitled to benefits under the Plan and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions of whatever kind;

                 (d) to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

                 (e)      to direct all payments of benefits under the Plan;

                 (f) to perform the functions of a "plan administrator" as defined in section 414(g) of the Code, for purposes of Section 7 and for purposes of establishing and implementing procedures to determine the qualified status of domestic relations orders (in accordance with the requirements of section 414(p) of the Code) and to administer distributions under such qualified orders;

                 (g) to employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Employers) for such purposes as the Committee considers necessary or desirable to discharge its duties;

                 (h)      to establish a claims procedure in accordance with
         section 503 of ERISA; and

                 (i) to determine the investment policy of the Plan and the Trust and to modify the investment provisions of the Plan to conform to the policy established by the Committee from time to time.

The certificate of a majority of the members of the Committee that the Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

         12.2. ALLOCATION AND DELEGATION OF COMMITTEE RESPONSIBILITIES AND POWERS. In exercising its authority to control and manage the operation and administration of the Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time. Any member or delegate exercising Committee responsibilities and powers under this subsection shall periodically report to the Committee on its exercise thereof and the discharge of such responsibilities.

         12.3. UNIFORM RULES. In managing the Plan, the Committee shall uniformly apply rules and regulations that may be adopted by it to all persons similarly situated.

         12.4. INFORMATION TO BE FURNISHED TO COMMITTEE. The Employers and Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee's or Participant's period of employment, termination of employment and the reason therefor, leave of absence, reemployment and Compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

         12.5. COMMITTEE'S DECISION FINAL. To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

         12.6. EXERCISE OF COMMITTEE'S DUTIES. Notwithstanding any other provisions of the Plan, the Committee shall discharge its duties hereunder solely in the interests of the Participants and other persons entitled to benefits under the Plan, and:

                 (a) for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits under the Plan; and

                 (b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

         12.7. REMUNERATION AND EXPENSES. No remuneration shall be paid from the Plan to any Committee member as such. However, the reasonable expenses (including the fees and expenses of persons employed by it in accordance with paragraph 12.1(g)) of a Committee member incurred in the performance of a Committee function shall be reimbursed by the Employers.

         12.8. INDEMNIFICATION OF THE COMMITTEE. The Committee and the individual members thereof shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members by reason of the performance of a Committee function if the Committee or such members did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

         12.9. RESIGNATION OR REMOVAL OF COMMITTEE MEMBER. A Committee member may resign at any time by giving ten days' advance written notice to the Employers, the Trustee and the other Committee members. The Company may remove a committee member by giving advance written notice to him, the Trustee and the other Committee members.

         12.10. APPOINTMENT OF SUCCESSOR COMMITTEE MEMBERS. The Company's Board of Directors may fill any vacancy in the membership of the Committee and shall give prompt written notice thereof to the other Committee members, the other Employers and the Trustee. While there is a vacancy in the membership of the Committee, the remaining committee members shall have the same powers as the full Committee until the vacancy is filled.


                                   SECTION 13

                           AMENDMENT AND TERMINATION


         13.1. AMENDMENT. While the Company expects to continue the Plan, it necessarily reserves the right, subject to the provisions of the Trust Agreement, to terminate the Plan or to amend the Plan from time to time, except that no amendment will reduce a Participant's interest in the Plan to less than an amount equal to the amount he would have been entitled to receive if he had resigned from the employ of the Employers and the Related Companies on the day of the amendment and no amendment will eliminate an optional form of benefit with respect to a Participant or Beneficiary except as otherwise permitted by law.

         13.2. TERMINATION. The Plan will terminate as to all of the Employers on any day specified by the Company if advance written notice of the termination is given to the other Employers. Employees of any Employer shall cease active participation in the Plan (and will be treated as inactive Participants in accordance with subsection 2.2) on the first to occur of the following:

                 (a) the date on which that Employer, by appropriate action communicated in writing to the Company, ceases to be a contributing sponsor of the Plan;

                 (b) the date that Employer is judicially declared bankrupt or insolvent; or

                 (c) the dissolution, merger, consolidation, reorganization or sale of that Employer, or the sale by that Employer of all or substantially all of its assets, except that, subject to the provisions of subsection 13.3, with the consent of the Company, in any such event arrangements may be made whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of that Employer's assets, in which case the successor or purchaser will be substituted for the Employer under the Plan.

         13.3. MERGER AND CONSOLIDATION OF THE PLAN, TRANSFER OF PLAN ASSETS. The Committee in its discretion may direct the Trustee to transfer all or a portion of the assets of this Plan to another defined contribution plan of the Employers or Related Companies which is qualified under section 401(a) of the Code or, in the event of the sale of stock of an Employer or a 11 or a portion of the assets of an Employer, to a qualified plan of an employer which is not a Related Company. In the case of any merger or consolidation with, or transfer of assets and liabilities to, any other plan, provision shall be made so that each affected Participant in the Plan on the date thereof (if the Plan, as.applied to that Participant, then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal.to or greater than the benefit he would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Plan, as applied to him, had then terminated.

         13.4. DISTRIBUTION ON TERMINATION AND PARTIAL TERMINATION. Upon termination or partial termination of the Plan, all benefits under the Plan shall be paid to the Participant in a lump sum as soon as practicable following such,termination, subject to the provisions of subsection 11.1 and subject to a Participant's consent to commencement of benefits that are not immediately distributable.

         13.5. NOTICE OF AMENDMENT, TERMINATION OR PARTIAL TERMINATION. Affected Participants will be notified of an amendment, termination or partial termination of the Plan as required by law.

                                  SUPPLEMENT A
                                       TO
                          CAREMARK INTERNATIONAL INC.
                        401 CARE RETIREMENT SAVINGS PLAN

                                  (Top-Heavy)




Application               A-1. This Supplement A to Caremark International Inc. 401 CARE Retirement Savings Plan (the
                          "Plan") shall be applicable on and after the date on which the Plan becomes Top-Heavy (as described in subsection A-4).

Definitions               A-2. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement A.

Affected
Participant               A-3. For purposes of this Supplement A, the term "Affected Participant" means each Participant who is employed by an Employer or a Related Company during any Plan Year for which the Plan is
                          Top-Heavy, subject to the following:

                          (a)  For any such Plan Year, the term "Affected Participant" shall include any employee of an
                               Employer who is not a Participant solely because he failed to make any Before-Tax
                               Contributions.

                          (b)  The term "Affected Participant" shall not include any Participant who is covered by a collective bargaining agreement if retirement benefits were the subject of good faith bargaining between his Employer and his collective bargaining representative.

Top-Heavy                 A-4. The Plan shall be "Top-Heavy" for any Plan Year if, as of the Determination Date for that year (as described in paragraph (a) next below), the present value of the benefits attributable to Key Employees (as defined in subsection A-5) under all Aggregation Plans (as defined in subsection A-8) exceeds 60% of the present value of all benefits under such plans. The foregoing determination shall be made in accordance with the provisions of section 416 of the
                          Code. Subject to the preceding sentence:

                          (a)  The Determination Date with respect to any plan for purposes of determining Top-Heavy status for any plan year of that plan shall be

                               the last day of the preceding plan year or, in the case of the first plan year of that plan, the last day of that year. The present value of benefits as of any
                               Determination Date shall be determined as of the accounting date or valuation date coincident with or next preceding the Determination Date. If the plan years of all
                               Aggregation Plans do not coincide, the Top-Heavy status of the Plan on any Determination
                               Date shall be determined by aggregating the present value of Plan benefits on that date with the present value of the benefits under each other Aggregation Plan determined as of the Determination Date of such other Aggregation Plan which occurs in the same calendar year as the Plan's Determination Date.

                          (b)  Benefits under any plan as of any Determination Date shall include the amount of any distributions from that plan made during the plan year which includes the Determination
                               Date (including distributions under a terminated plan which, if it had not been terminated would have been required to be included in an aggregation group) or during any of the preceding four plan years, but shall not include any amounts attributable to employee contributions which are deductible under section 219 of the Code, any amounts attributable to employee-initiated rollovers or transfers made after December 31, 1983 from a plan maintained by an unrelated employer, or, in case of a defined contribution plan, any amounts attributable to contributions made after the Determination Date unless such contributions are required by section 412 of the Code or are made for the plan's first plan year.

                          (c)  Benefits attributable to a participant shall include benefits paid or payable to a beneficiary of the participant, but shall not include benefits paid or payable to any participant who has not performed services for an Employer or Related Company during any of the five plan years ending on the applicable Determination Date; provided, however, that if a participant performs no services for five years and then performs services, the benefits attributable to such participant shall be included.

                          (d)  The accrued benefit of any participant who is a Non-Key Employee with respect to a plan but who was a Key Employee with respect to such plan for any prior plan year shall not be taken into account.

                          (e)  The accrued benefit of a Non-Key Employee shall be determined under the method which is used for accrual purposes for all plans of the Employer and Related Companies; or, if there is not such method, as if the benefit accrued not more rapidly than the slowest accrual rate permitted under section 411(b)(1)(c) of the Code.

                          (f)  The present value of benefits under any defined benefit plan shall be determined using the same actuarial assumptions as those on applied for purposes of determining the actuarial equivalent of optional benefits under the applicable plan, except that the interest rate shall be five percent.

Key-Employee              A-5. The term "Key Employee" means an employee or deceased employee (or beneficiary of such deceased employee) who is a Key Employee within the meaning ascribed to that term by section
                          416(i) of the Code. Subject to the preceding sentence, the term Key Employee includes any employee or deceased employee (or beneficiary of such deceased employee) who at any time during the plan year which includes the Determination Date or during any of the four preceding plan years was:

                          (a)  an officer of any Employer or Related Company with Compensation in excess of 50 percent of the amount in effect under section 415(b)(1)(A) of the Code for the calendar year in which that year ends; provided, however, that the maximum number of employees who shall be considered Key Employees under this paragraph (a) shall be 50, or if lesser, the greater of 3 or 10% of the total number of employees of the Employers and the Related
                               Companies disregarding excludable employees under Code section 414(q)(8);

                          (b)  one of the 10 employees owning the largest interests in any Employer or any Related
                               Company (disregarding any ownership interest which is less than 1/2 of one percent), excluding any employee for any plan year whose Compensation did not exceed the applicable amount in effect under section 415(c)(1)(A) of the Code for the calendar year in which that year ends;

                          (c)  a 5% owner of any Employer or of any Related Company; or

                          (d)  a 1% owner of any Employer or any Related Company having compensation in excess of
                               $150,000.

Compensation              A-6. The term "Compensation" for purposes of this Supplement A generally means compensation within the meaning of section 415(c)(3) for that year not exceeding $200,000 or such other amount as may be permitted for any year under Code section 401(a)(17). However, solely for purposes of determining who is a Key Employee, the term "Compensation" means compensation as defined in Code section 414(q)(7).


Non-Key Employee          A-7. The term "Non-Key Employee" means any employee (or beneficiary of a deceased employee) who is not a Key Employee.

Aggregation Plan          A-8. The term "Aggregation Plan" means the Plan and each other retirement plan (including any terminated plan) maintained by an Employer or Related Company which is qualified under section
                          401(a) of the Code and which:

                          (a)  during the plan year which includes the applicable Determination Date, or during any of the preceding four plan years, includes a Key Employee as a participant;

                          (b)  during the plan year which includes the applicable Determination Date or, during any of the preceding four plan years, enables the Plan or any plan in which a Key Employee participates to meet the requirements of section 401(a)(4) or 410 of the Code; or

                          (c)  at the election of the Employer, would meet the requirements of sections 401(a)(4) and
                               410 if it were considered together with the Plan and all other plans described in paragraphs (a) and (b) next above.

Required
Aggregation
Plan                      A-9. The term "Required Aggregation Plan" means a plan described in either paragraph (a) or (b)
                          of subsection A-8.


Permissive
Aggregation
Plan                      A-10. The term "Permissive Aggregation Plan" means a plan described in paragraph(c) of subsection A-8.


Vesting                   A-11. For any Plan Year during which the Plan is Top-Heavy the vesting schedule of subsection
                          9.1 shall continue to apply with respect to an Affected Participant's Employer Matching
                          Account.

Minimum
Contribution              A-12. For any Plan Year during which the Plan is Top-Heavy, the minimum amount of Employer contributions and forfeitures, excluding elective contributions as defined in section 401(k) of the Code and employer matching contributions as defined in section 401(m) of the Code, allocated to the Accounts of each Affected Participant who is employed by an Employer or
                          Related Company on the last day of that year (whether or not he has completed 1,000 Hours of
                          Service during that year), who is a Non-Key Employee and who is not entitled to a minimum benefit for that year under any defined benefit Aggregation Plan which is top-heavy, nor is entitled to a minimum benefit for that year under any other defined contribution Aggregation Plan maintained by the Employer shall, when expressed as a percentage of the Affected Participant's Compensation, be equal to the lesser of:

                          (a)  3%; or

                          (b)  the percentage at which Employer contributions (including Employer contributions made pursuant to a cash or deferred arrangement) and forfeitures are allocated to the Accounts of the Key Employee for whom such percentage is greatest.

                          For purposes of the preceding sentence, compensation earned while a member of a group of employees to whom the Plan has not been extended shall be disregarded. Paragraph (b) next above shall not be applicable for any Plan Year if the Plan enables a defined benefit plan described in paragraph A-8(a) or A-8(b) to meet the requirements of section 401(a)(4) or 410 for that year. Employer contributions for any Plan Year during which the Plan is Top-Heavy shall be allocated first to non-Key Employees until the requirements of this subsection A-12 have been met and, to the extent necessary to comply with the provisions of this subsection A-12, additional contributions shall be required of the Employers.

Aggregate
Benefit Limit             A-13. For any Plan Year during which the Plan is Top-Heavy, paragraphs (2)(B) and (3)(B) of section 415(e) of the Code shall be applied by substituting "1.0" for "1.25".

                                   EXHIBIT A

                               EXCLUDED DIVISIONS


         As of the Effective Date, the following are Excluded Divisions for purposes of the Plan:

                                      None

                                   EXHIBIT B

                               EXCLUDED EMPLOYEES


         As of the Effective Date, the following classes of employees are not eligible to participate in the Plan:

         Employees who are designated by an Employer as temporary employees.

         Employees of an Employer who perform services primarily for the Company's Physician Resources Division with respect to Kelsey-Seybold Medical Group, P.A.

         Employees of an Employer who perform services primarily for the Company's Physician Resources Division with respect to Oklahoma City Clinic, A Professional Corporation